SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2007

CHITTENDEN CORPORATION

(Exact name of Registrant as specified in charter)

Vermont	001-13769	03-0228404
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Burlington Square, Burlington, Vermont	05401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (802) 660-1410

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported, on June 26, 2007, Chittenden Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with People’s United Financial, Inc. (“People’s United”), which provides for the merger of the Company with and into People’s United (the “Merger”). The Merger Agreement provides that options to purchase shares of the Company’s common stock which are not exercised prior to the effective time of the Merger (collectively, “Unexercised Options”) will be cancelled at that time. In exchange, People’s United will pay each holder of Unexercised Options cash in an amount equal to the number of shares of the Company’s common stock subject to each Unexercised Option held by such person, multiplied by the excess, if any, of the per share merger consideration (as determined in accordance with the Merger Agreement) over the exercise price of the Unexercised Option (net of all required withholding taxes).

In connection with the pending Merger, and at the request of People’s United and with its consent, the Company and certain executive officers of the Company (including the “named executive officers”) agreed that in lieu of the payment by People’s United contemplated by the Merger Agreement, the Company would pay the executive cash in an amount equal to the number of shares of the Company’s common stock subject to each Unexercised Option, multiplied by the excess, if any, of the fair market value of the Company’s common stock on December 26, 2007 (the “Fair Market Value”), over the exercise price of the Unexercised Option (net of all required withholding taxes). These payments were made by the Company on December 27, 2007, in exchange for the surrender by the executives of all such Unexercised Options for cancellation by the Company. Options to purchase a total of 2,087,460 shares of the Company’s common stock were surrendered in exchange for an aggregate amount of approximately $24.2 million, including, with respect to the named executive officers, the surrender of options to purchase 771,253 shares by Paul A. Perrault in exchange for approximately $9.8 million, the surrender of options to purchase 278,185 shares by Kirk W. Walters in exchange for approximately $3.1 million, the surrender of options to purchase 246,342 shares by John W. Kelly in exchange for approximately $2.5 million, the surrender of options to purchase 268,882 shares by John P. Barnes in exchange for approximately $3.0 million, and the surrender of options to purchase 193,001 shares by Danny H. O’Brien in exchange for approximately $2.3 million.

Also in connection with the cancellation of the Unexercised Options, each executive officer of the Company entered into an agreement with People’s United which provides for: (1) the payment by People’s United to the executive of an amount in cash equal to the number of shares of the Company’s common stock subject to each Unexercised Option, multiplied by the amount, if any, by which the per share merger consideration exceeds the Fair Market Value; (2) the payment by People’s United to the executive of interest for a one-year period on a portion of additional taxes that may be incurred by the executive as a result of the executive’s receipt of payment in exchange for the cancellation of his Unexercised Options in 2007; and (3) indemnification of the executive by People’s United for certain potential claims relating to the cancellation of the executive’s Unexercised Options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHITTENDEN CORPORATION

Date: December 28, 2007	By:	/s/ F. Sheldon Prentice
F. Sheldon Prentice
Senior Vice President,
General Counsel and Secretary